Apyx Medical Corporation Notified of Pending FDA Medical Device Safety Communication Related to its Advanced Energy Products CLEARWATER, FL — March 14, 2022 - Apyx Medical Corporation (NASDAQ:APYX) (the “Company”), a maker of medical devices and supplies and the developer of Helium Plasma Technology, marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market, today announced it has been notified by the U.S. Food and Drug Administration (“FDA”; “Agency”) that the Agency intends to post a Medical Device Safety Communication related to the Company’s Advanced Energy products. The FDA posts a Medical Device Safety Communication (“MDSC”) to provide public information about an emerging signal, and it is intended to give health care providers, patients, and consumers access to the most current information about a device that may help inform their patient management decision making. A MDSC typically includes a summary of the safety concern, recommendations for patients and caregivers, any additional recommendations for health care providers or manufacturers, and any actions FDA intends to take to resolve the safety concern. “Based on our initial interactions with the FDA, we believe the Agency’s MDSC will pertain to the use of our Advanced Energy products outside of their FDA-cleared indication for general use in cutting, coagulation, and ablation of soft tissue during open and laparoscopic surgical procedures,” said Charlie Goodwin, President and Chief Executive Officer. “We support the FDA’s focus on ensuring that healthcare providers and patients understand the safe and proper use of our products, as we continue to work towards securing 510(k) clearance for additional indications.” Mr. Goodwin continued: “While we are aware that some of our products are being used by physicians for dermal resurfacing procedures, for which our products do not have a cleared indication, we do not and will not promote the use of our products – or train physicians – for these procedures until we receive clearance from the FDA. Our labeling specifically warns against the use of our products for this indication as well. We have been actively engaged with the FDA to obtain 510(k) clearance for an on-label indication and have conducted clinical studies, including our recently published U.S. IDE clinical study focused on dermal resurfacing procedures, to address the need for scientific evidence and necessary information in our labeling.” “Apyx Medical is proud of our commitment to establishing a broad portfolio of clinical support for the safe and effective applications of our technology, our dedication to educating and extensively training our surgeon customers, and our robust post-market surveillance programs to identify, document, and assess adverse events. As a responsible and fully compliant medical device company, Apyx Medical submits a medical device report, or “MDR,” to the FDA for our device when the Company receives an adverse event report from a provider or patient that reasonably suggests an Apyx device may have caused or contributed to a serious injury, often before it has been confirmed whether our device caused or contributed to the injury. We submit an MDR even if the event was caused by user error or another device was also identified as a possible cause in the report. With this in mind, Apyx Medical has submitted 90 MDRs involving the use of our Advanced Energy products for subdermal coagulation since the beginning of 2017, representing approximately 0.06% of the more than 150,000 procedures that have been performed globally with our Advanced Energy products over this period. We believe the FDA’s decision to post the MDSC is due in part to the increase in MDRs reported in 2021 to 32, as compared to 15 in 2020. During this period, the number of subdermal coagulation procedures performed with our Advanced Energy products more than doubled. We responsibly and conservatively report adverse events and will continue to work with the FDA to ensure safe and effective use of our products by providers and healthy outcomes for their patients.” “To be clear, our Advanced Energy products remain on the market, they continue to retain their existing FDA 510(k) clearances, and we intend to continue marketing and selling our products for their existing clinical indications. We also look forward to continuing to engage with the FDA in support of our two pending 510(k) premarket notifications, which remain under review by the Agency. As a reminder, these two pending 510(k) premarket notifications are intended to obtain a general indication for use of the Renuvion Dermal handpiece in dermatological procedures requiring ablation and resurfacing of the skin, and a specific clinical indication for treating wrinkles and rhytids, pursuant to our regulatory focus on the dermal resurfacing procedure category. Clearances for these indications will allow for training of all new users through Apyx Medical’s nursing staff and communication of recommended treatment parameters, warnings, and precautions through product labeling. Additionally, we are committed to submitting a third 510(k) premarket notification by the end of March, which will be supported by data from our U.S. IDE clinical study evaluating the use of Renuvion technology in skin laxity procedures in the neck and submental region.” Investor Relations Contact: ICR Westwicke on behalf of Apyx Medical Corporation Mike Piccinino, CFA investor.relations@apyxmedical.com About Apyx Medical Corporation: Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products in the cosmetic and surgical markets. Known for our innovative Helium Plasma Technology, Apyx is solely focused on bringing transformative solutions to physicians and their patients. Our Helium Plasma Technology is marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion® offers plastic surgeons and cosmetic physicians a unique ability to provide controlled heat to tissue to achieve their desired results. We also leverage our deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com. Cautionary Statement on Forward-Looking Statements: Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Report on Form 10-K for the year ended December 31, 2020. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.